Exhibit 99.2

HOST HOTELS & RESORTS ANNOUNCES PROMOTIONS AND A NEW ENTERPRISE ANALYTICS DEPARTMENT

BETHESDA, MD., January 18, 2017 – Host Hotels & Resorts, Inc. (NYSE: HST) today announced the promotion of Nathan S. Tyrrell to executive vice president, investments and Bret D.S. McLeod to senior vice president, corporate strategy and investor relations. In addition, Sourav Ghosh, senior vice president, has been appointed the head of the newly formed enterprise analytics group.

Mr. Tyrrell, who joined the company in 2005, has served as managing director, investments for the East and South since 2015. Prior to that, he was senior vice president and treasurer. In his new role, Mr. Tyrrell will assume responsibility for all investment activity of the Company and continue to report to the chief executive officer.

Mr. McLeod served most recently as vice president and assistant treasurer, spearheading strategic planning efforts and leading various special projects and capital market transactions. He joined the company in 2004 and has held positions in strategy, finance, investments and investor relations. In his new role, Mr. McLeod will lead the corporate strategy and investor relations teams and continue to report to the chief financial officer.

Mr. Ghosh has worked as senior vice president, global business intelligence since 2015 and joined the company in 2009. In his new role, he will report directly to the chief financial officer and be responsible for all analytic functions, including feasibility and portfolio analysis, business intelligence, revenue management, corporate financial planning and capital expenditure analysis, as well as innovations and initiatives for the company’s various departments and investment platforms. Mr. Ghosh’s new department will continue to enhance Host’s industry leading asset management and real estate value maximization.

Host Hotels & Resorts, Inc. News Release	January 18, 2017

“We are pleased to announce the promotions of these three talented executives,” said James F. Risoleo, president and chief executive officer. “Nate brings significant experience and leadership to our investments team and this is a natural expansion of his current role. I look forward to working closely with him going forward.”

“We are very excited that Bret will lead corporate strategy and investor relations, as his energy and breadth of experience at Host will be strong assets to both areas,” said Gregory J. Larson, executive vice president and chief financial officer. “We are also thrilled to name Sourav as head of our new enterprise analytics department. As a key member of our asset management team, Sourav has proven invaluable in building our business intelligence platform and we expect the same success with this new department.”

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 89 properties in the United States and 7 properties internationally totaling approximately 54,000 rooms. The Company also holds non-controlling interests in six joint ventures, including one in Europe that owns 10 hotels with approximately 3,900 rooms and one in Asia that has interests in five hotels in India. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Meridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis®, Pullman®, and Novotel® as well as independent brands in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

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